Exhibit 5

Shack Siegel Katz & Flaherty P.C.
530 Fifth Avenue
New York, New York 10036
(212) 782-0700

July 23, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:	WMS Industries Inc. Form S-3 Registration Statement

Ladies and Gentlemen:

     We have acted as counsel to WMS Industries Inc., a Delaware corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a registration statement on Form S-3 (the “Registration Statement”) registering (i) $115,000,000 aggregate principal amount of the Company’s 2.75% Convertible Subordinated Notes due July 15, 2010 (the “Notes”) issued pursuant to the Indenture between the Company and BNY Midwest Trust Company, as trustee, dated as of June 25, 2003 (the “Indenture”) and (ii) 5,813,952 shares (the “Shares”) of the Company’s common stock, par value $.50 per share, issuable upon conversion of the Notes.

     In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Indenture and form of the Notes; (ii) a draft of the Registration Statement received on July 22, 2003; (iii) the Company’s Restated Certificate of Incorporation, as amended; (iv) the Company’s amended and restated Bylaws; (v) proceedings of the Board of Directors of the Company; and (vi) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others.

     Based upon and subject to the foregoing, we are of the opinion that (i) the Notes are valid, legal and binding obligations of the Company in accordance with their terms, except that the enforceability of the Notes may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditor’s rights generally and subject to general principles of equity (regardless of whether considered in equity or at law); and (ii) the issuance of the Shares upon conversion of the Notes in accordance with the terms of the Indenture has been duly authorized and that, upon such issuance, such Shares will be validly issued, fully paid and nonassessable.

     We consent to the filing of this opinion as Exhibit 5 to the Registration Statement, and we further consent to the reference made to us under the caption “Interests of Named Experts and Counsel—Legal Matters” contained in the preliminary prospectus included therein. Please note that, as described under such caption, shareholders of this firm hold, in the aggregate, options to purchase an aggregate of 30,000 shares of the Company’s common stock.

     The law covered by the opinions expressed herein is limited to the corporate laws of the State of Delaware.

Very truly yours,

SHACK SIEGEL KATZ & FLAHERTY P.C.

By:	/s/ Jeffrey N. Siegel

Jeffrey N. Siegel

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